EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of June, 2020, by and between VIABUILT VENTURES, INC., a Nevada corporation (“Viabuilt”), and WILLIAM SHAWN CLARK (“Clark”).

In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties hereto agree as follows:

ARTICLE ONE

ACQUISITION AND EXCHANGE OF SHARES

Section 1.1. Acquisition of the Firetainment Shares. Subject to the terms and conditions hereof, on the Closing Dale (as hereinafter defined), Clark agrees to acquire from Viabuilt 100 Shares of Firetainment, Inc. Common Stock, representing 100% of the issued and outstanding capital stock of Firetainment, Inc.

Section 1.2. Exchange of Shares: Nomination and Endorsement Agreement

(a) In exchange for the transfer of the Firetainment Shares, and in full payment thereof, on the Closing Date, Clark agrees to transfer to Viabuilt, subject to the terms and conditions hereof, 4,126,948 shares of Viabuilt’s Common Stock presently owned of record by Clark.

(b) The shares of Viabuilt’s Common Stock acquired by Viabuilt through this exchange transaction will, upon acquisition by Viabuilt, be cancelled of record and returned to the authorized capital of Viabuilt.

Section 1.3. Exchange Procedures: Surrender of Certificates.

On the Closing Date, Viabuilt shall transfer to William Shawn Clark a certificate representing 100 Shares of Common Stock of Firetainment, Inc.. Thereupon, Clark shall transfer to Viabuilt certificate(s) representing 4,126,948 Shares of Common Stock of Viabuilt.

Section 1.4. The Closing. The closing of the transactions contemplated hereunder (the “Closing”) shall take place at Viabuilt’s principal executive office at 12 p.m. EST on June 30, 2020, or at such other date, time or place upon which the parties may mutually agree (the “Closing Date”).

Section 1.5. Actions At Closing.

At the Closing, the following deliveries shall be made, each to be deemed concurrent with all others:

(a) Viabuilt shall deliver the following documents to Clark:

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(1) A certificate signed by an authorized officer of Viabuilt stating that each of the representations and warranties contained in Article Two is true and correct in all material respects at the time of Closing with the same force and effect as if such representations and warranties had been made at Closing;

(2) A copy of the resolutions duly adopted by the Board of Directors of Viabuilt authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, duly certified, as of the Closing Date, by the secretary of Firetainment;

(3) A Certificate representing the 100 Common Shares of Firetainment registered in the name of Viabuilt.

(b) Clark shall deliver the following documents to Viabuilt:

(1) A certificate representing 4,126,948 Shares of Common Stock of Viabuilt registered in the name of Clark;

(2) An executed Resignation as an Officer and Director of Viabuilt, effective immediately.

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES OF FIRETAINMENT

Section 2.1. Corporate Organization and Capital Stock.

(a) Viabuilt is a corporation duly organized, validly existing and in good standing under the law of the State of Nevada with full power and authority to carry on its business as now being conducted.

(b) The authorized capital stock consists of 100,000,000 Shares of Common Stock, of which, as of the date hereof, 4,126,948 shares are issued and outstanding to William Shawn Clark. None of the outstanding shares of Viabuilt’s capital stock has been issued in violation of any preemptive rights of the current or past stockholders of Viabuilt.

Section 2.2. Authorization. On the Closing Date, (i) there will be no provision in Viabuilt’s Articles of incorporation or in its By-Laws, as amended, which prohibits or limits Viabuilt’s ability to consummate the transactions contemplated hereby, (ii) Viabuilt shall have the right, power and authority to enter into this Agreement and to consummate all of the transactions and fulfill all of the obligations contemplated hereby and (iii) the execution and delivery of this Agreement and the due consummation by Viabuilt of the transactions contemplated hereby will have been duly authorized by all necessary corporate action of the Board of Directors and stockholders of Viabuilt. This Agreement constitutes a legal, valid and binding agreement of Viabuilt enforceable against Viabuilt in accordance with its terms.

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Section 2.3. No Conflict or Violation. Subject to the fulfillment of all of the conditions set forth in Article Five hereof, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby in accordance herewith, nor compliance by Viabuilt with any of the provisions hereof will result in, as of the Closing Date: (i) a violation of or a conflict with any provision of Viabuilt’s Articles of Incorporation or By-Laws, as amended, (ii) a breach of or default under any term, condition or provision of any obligation, agreement or undertaking, whether oral or written to which Viabuilt is a party, or an event which, with the giving of notice, lapse of time, or both, would result in any such breach, (iii) a violation of any applicable law, rule, regulation, order, decree or other requirement having the force of law, or order, judgment, writ, injunction, decree or award, or an event which, with the giving of notice, lapse of time, or both, would result in any such violation, or (iv) any person having the right to enjoin, rescind or otherwise prevent or impede the transactions contemplated hereby or to obtain damages from Firetainment or to obtain any other judicial or administrative relief as a result of any transaction carried out in accordance with the provisions of this Agreement.

Section 2.4. Litigation and Proceedings. There is no action, suit, proceeding or investigation pending or, to the knowledge of Viabuilt, threatened which challenges the validity of this Agreement or the transactions contemplated hereby, or otherwise seeks to prevent, directly or indirectly the consummation of such transactions.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF CLARK

Section 3.1. Authorization. Clark has full right, power and authority to enter into this Agreement and to consummate or cause to be consummated all of the transactions and to fulfill all of the obligations contemplated hereby.

Section 3.2. Litigation and Proceedings. There is no action, suit, proceeding or investigation pending or, to the knowledge of Clark, threatened which challenges the validity of this Agreement or the transactions contemplated hereby, or otherwise seeks to prevent, directly or indirectly, the consummation of such transactions.

Section 3.3. Title to Viabuilt Shares. Clark possesses good and marketable title to the Viabuilt Shares and has full right to transfer the same as contemplated herein. The Viabuilt Shares are, and will be as of the Closing Date, free and clear of any claims, lien, charges, encumbrances or other restrictions or commitments of any nature whatsoever.

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ARTICLE FOUR

AGREEMENTS OF PARTIES

Section 4.1. Agreements of Viabuilt and Clark

(a) Viabuilt shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations, warranties or agreements contained or referred to herein, give prompt written notice thereof to Clark and use reasonable efforts to prevent or promptly remedy the same.

(b) Clark shall, in the event he has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations, warranties or agreements contained or referred to herein, give prompt written notice thereof to Viabuilt and use reasonable efforts to prevent or promptly remedy the same.

(c) Clark shall, effective immediately upon the Closing, resign as an Officer and Director of Viabuilt.

(d) Viabuilt shall, effective immediately upon the Closing, issue to Clark a General Release and Satisfaction which shall indemnify and hold harmless Clark against any and all claims, actions, or liabilities arising from the business operations of Viabuilt.

ARTICLE FIVE

CONDITIONS PRECEDENT TO THE EXCHANGE

Section 5.1. Conditions to the Obligations of Viabuilt. Viabuilt’s obligations to effect the exchange shall be subject to the satisfaction (or waiver by Clark) of the following conditions prior to or on the Closing Date:

(a) The representations and warranties made by Viabuilt in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

(b) Viabuilt shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the exchange contemplated herein shall be in effect, nor shall any proceeding by any authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the exchange which makes the consummation of the exchange illegal; and

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(d) All necessary approvals, consents and authorizations required by law for consummation of the exchange including, without limitation, the approval by the Board of Directors of Viabuilt shall have been obtained.

(e) Viabuilt shall have received all executed documents required to be received from Clark on or prior to the Closing Date; all in form and substance reasonably satisfactory to Viabuilt.

Section 5.2. Conditions to the Obligations of Clark. Clark’s obligations to effect the exchange shall be subject to the satisfaction (or waiver by Viabuilt) of the following conditions prior to or on the Closing Date:

(a) The representations and warranties made by Clark in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date;

(b) Clark shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement;

(c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the exchange contemplated herein shall be in effect, nor shall any proceeding by any authority or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the exchange which makes the consummation of the exchange illegal; and

(d) All necessary approvals, consents and authorizations required by law for consummation of the exchange including, without limitation, execution of the appropriate Stock Power transferring the Shares of Viabuilt.

(e) Clark shall have received all executed documents required to be received from Viabuilt on or prior to the Closing Date; all in form and substance reasonably satisfactory to Clark.

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ARTICLE SIX

TERMINATION OR ABANDONMENT

Section 6.1. Mutual Agreement. This Agreement may be terminated by the mutual written consent of the parties at any time prior to the Closing Date, regardless of whether stockholder approval of this Agreement and the transactions contemplated hereby shall have been previously obtained.

Section 6.2. Breach of Agreements. In the event there is a material breach in any of the representations and warranties or agreements of Viabuilt or Clark, which breach is not cured within thirty (30) days after notice to cure such breach is given by the non-breaching party, then the non-breaching party, regardless of whether stockholder approval of this Agreement and the transactions contemplated hereby shall have been previous obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

Section 6.3. Failure of Conditions. In the event any of the conditions to the obligations of either party are not satisfied or waived as specified in Article Five hereof, and if any applicable cure period provided in Section 6.2 hereof has lapsed, then the party for whose benefit such conditions were imposed may, regardless of whether stockholder approval of this Agreement and the transactions contemplated hereby shall have been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

ARTICLE SEVEN

MISCELLANEOUS PROVISIONS

Section 7.1. Notices. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

(a) if to Viabuilt:

Viabuilt Ventures, Inc.

2475 N. John Young Parkway

Orlando, FL 32804

(b) if to Clark:

c/o Firetainment, Inc.

2475 N. John Young Parkway

Orlando, FL 32804

or to such other address as any party may from time to time designate by notice to the others.

Section 7.2. Liabilities. In the event that this Agreement is terminated pursuant to the provisions of Section 6.2 or Section 6.3 hereof on account of a breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein or any failure of conditions precedent to the exchange herein contained, then the non-breaching party or the party for whose benefit such conditions were imposed shall be entitled to recover appropriate damages from the breaching party; provided, however, that notwithstanding the foregoing. in the event this Agreement is terminated by reason of a failure of a condition precedent set forth in Sections 5.1(c) or (d), or Sections 5.2(c) or (d), no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise.

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Section 7.3. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

Section 7.5. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 7.6. Waiver. Amendment or Modification. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

Section 7.7. Rules of Construction. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles; (c) “or” is not exclusive; and (d) words in the singular may include the plural and in the plural include the singular

Section 7.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 7.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns, including any successor by merger, reorganization or acquisition of substantially all the assets of a party hereto. There shall be no third party beneficiaries hereof.

Section 7.10. Governing Law; Assignment. This Agreement shall be governed by the law of the State of Nevada. This Agreement may not be assigned by either of the parties hereto.

Section 7.11. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof, or affecting the validity enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

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SIGNATURES

IN WITNESS WHEREOF, the undersigned have set their hand on the date first above written.

VIABUILT VENTURES, INC.

By:	/s/ Thomas Wenz
THOMAS WENZ
Secretary

/s/ William Shawn Clark
WILLIAM SHAWN CLARK

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